SIFCO Industries, Inc. (“SIFCO”) Announces
First Quarter Fiscal 2015 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE MKT: SIF) today announced financial results for its first quarter fiscal year 2015, which ended December 31, 2014.

First Quarter

•	Net sales from continuing operations in first quarter fiscal 2015 decreased 24.7% to $20.1 million, compared to $26.7 million in first quarter fiscal 2014.

•	Loss from continuing operations before income tax provision in first quarter fiscal 2015 was $1.9 million compared with income of $1.6 million in first quarter fiscal 2014.

•
Loss from income from continuing operations for first quarter fiscal 2015 was $1.3 million, or $0.25 per diluted share, compared with income of $1.2 million, or $0.21 per diluted share, in first quarter fiscal 2014.

CEO Michael S. Lipscomb stated, "The Company is off to a slow start for the year, having come off of a strong fourth quarter.  In addition to poor sales performance, the Company also absorbed costs associated with enterprise-wide initiatives, including our ERP implementation and SOX compliance programs.  These added expenses impacted the bottom line, but are necessary endeavors to build a platform for the future. Our target markets, aerospace and energy, have fared well overall, and we continue to have a positive outlook for the growth potential of these markets.”

Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2014 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

The Company is engaged in the production of forgings and machined components primarily in the Aerospace and Energy markets. The processes and services and services include heat-treating and machining. The Company operates under one segment.

First Quarter Ended December 31
(Amounts in thousands, expect per share data)

	Three Months Ended December 31,
	2014	2013
Net sales	$20,080	$26,652
Cost of goods sold	17,081	21,082
Gross profit	2,999	5,570
Selling, general and administrative expenses	4,444	3,459
Amortization of intangible assets	520	545
(Gain) on disposal of operating assets	—	(2)
Operating income (loss)	(1,965)	1,568
Interest income	(3)	(4)
Interest expense	60	85
Foreign currency exchange (gain) loss, net	(10)	5
Other income, net	(107)	(108)
Income (loss) from continuing operations before income tax provision	(1,905)	1,590
Income tax provision (benefit)	(560)	436
Income (loss) from continuing operations	(1,345)	1,154
(Loss) from discontinued operations, net of tax	(63)	(207)
Net income (loss)	$(1,408)	$947

Income (loss) per share from continuing operations
Basic	$(0.25)	$0.22
Diluted	$(0.25)	$0.21

Income (loss) per share from discontinued operations, net of tax
Basic	$(0.01)	$(0.04)
Diluted	$(0.01)	$(0.04)

Net income (loss) per share
Basic	$(0.26)	$0.18
Diluted	$(0.26)	$0.17

Weighted-average number of common shares (basic)	5,422	5,378
Weighted-average number of common shares (diluted)	5,447	5,408
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Contacts

SIFCO Industries, Inc.
Catherine M. Kramer, 216-881-8600
www.sifco.com